EXHIBIT 99.1
For Immediate Release
November 4, 2025

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507
Broadstone Net Lease Reaches Substantial Completion on the First MRO Facility at the Previously Announced Sierra Nevada Development and Adds $21 million to its Committed Pipeline of Build-to-Suit Developments
VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL”, the “Company”, “we”, “our”, or “us”), today announced it has reached substantial completion on the first of two maintenance, repair and overhaul hangers, commonly referred to as MROs, at Dayton International Airport, supporting Sierra Nevada Corporation’s work with the U.S. Air Force at nearby Wright-Patterson Air Force Base in replacing the aging fleet of E4B nightwatch planes, also known as the National Airborne Operation Center or Doomsday Aircraft. Contractually scheduled rent for this facility commenced on November 1, 2025, and will scale up to the fully stabilized amount as final construction work is completed in the coming months. The second MRO facility is scheduled to reach substantial completion in the first quarter of 2026.
BNL also announced today that we have secured the land and started construction on two additional build-to-suit developments for Hobby Lobby and Academy Sports, both of which were directly sourced, off-market transactions, and are expected to deliver in the third and fourth quarter of 2026. The following table summarizes our in-process and stabilized developments as of November 3, 2025.

(unaudited, in thousands)
Property	Projected Rentable Square Feet	Start Date	Target Stabilization Date/Stabilized Date (c)	Lease Term (Years)	Annual Rent Escalations	Estimated Total Project Investment (d)	Cumulative Investment	Estimated Remaining Investment	Estimated Cash Capitalization Rate (e)	Estimated Straight-line Yield
In-process retail:
7 Brew (Jacksonville - FL)	1	Jun. 2025	Nov. 2025	15.0	1.9%	$2,008	$1,613	$395	8.0%	8.8%
Sprouts (Bedford, TX)	22	Jul. 2025	Aug. 2026	15.0	0.9%	9,533	405	9,128	7.2%	7.7%
Hobby Lobby (Granbury, TX)	55	Oct. 2025	Sep. 2026	15.0	0.7%	8,129	$1,407	$6,722	7.1%	7.4%
Academy Sports (Granbury, TX)	55	Oct. 2025	Nov. 2026	15.0	0.6%	12,393	$2,793	$9,600	7.1%	7.4%
In-process industrial:
Sierra Nevada (Dayton - OH)	122	Oct. 2024	Mar. 2026	15.0	3.0%	55,525	32,718	$22,807	7.7%	9.6%
Southwire (Bremen - GA)	1,178	Dec. 2024	Oct. 2026	10.0	2.8%	115,411	26,682	$88,729	7.8%	8.8%
Fiat Chrysler Automobile (Forsyth - GA)	422	Apr. 2025	Aug. 2026	15.0	2.8%	78,242	24,682	$53,560	6.9%	8.4%
AGCO (Vasaila - CA)	115	Jun. 2025	Aug. 2026	12.0	3.5%	19,523	14,317	$5,206	7.0%	8.5%
Palmer Logistics (Midlothian, TX) (b)	270	Jul. 2025	Jul. 2026	12.3	3.5%	32,063	6,646	$25,417	7.6%	9.2%

Total / weighted average	2,240			12.8	2.7%	332,827	111,263	221,564	7.4%	8.7%
Stabilized industrial:
UNFI (Sarasota - FL)	1,016	May 2023	Stabilized - Sep. 2024	15.0	2.5%	200,958	200,958	—	7.2%	8.6%
Sierra Nevada (Dayton - OH)	122	Oct. 2024	Stabilized -Nov. 2025	15.0	3.0%	58,563	47,625	$10,938	7.5%	9.3%
Stabilized retail:
7 Brew (High Point - NC)	1	Dec. 2024	Stabilized - Jun. 2025	15.0	1.9%	1,975	1,975	—	8.0%	8.8%
7 Brew (Charleston - SC)	1	Feb. 2025	Stabilized - May 2025	15.0	1.9%	1,729	1,729	—	7.9%	8.8%

Total / weighted average	3,270			13.8	2.7%	$596,052	$363,550	$232,502	7.3%	8.7%
(a)Represents our pro-rata share of the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.
(b)Development represents our common and preferred equity investments in a consolidated joint venture, and exclude amounts attributed to non-controlling interest holders.

About Broadstone Net Lease, Inc.
BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of September 30, 2025, BNL’s diversified portfolio consisted of 759 individual net leased commercial properties with 752 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, retail, and other property types.
Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2025 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which the Company filed with the SEC on February 20, 2025, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which was filed with the SEC on May 1, 2025, both of which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Please note that such Risk Factors will be updated, if necessary, through the filing of Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

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